Exhibit 23

                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-38585) pertaining to the Data Research Associates, Inc. Dividend Reinvestment and Stock Purchase Plan, (Form S-8, No. 333-22887) pertaining to the Data Research Associates, Inc. Director Stock Option Plan, (Form S-8, No.333-2372) pertaining to the Data Research Associates, Inc.
1992 Option Plan, (Form S-8, No.33-51576) pertaining to Data Research Associates, Inc. Stock Purchase Plan, (Form S-8, No.33-61762) pertaining to the Data Research Associates, Inc. Director Stock Option Plan,
(Form S-8, No. 33-61764) pertaining to the Data Research Associates,
Inc. 1992 Option Plan, and (Form S-8, No.33-77160) pertaining to the
Data Research Associates, Inc. 401(k)Profit Sharing Plan of our report dated November 5, 1997, with respect to the consolidated financial statements and schedule of Data Research Associates, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended September 30, 1997.


/s/ Ernst & Young LLP

St. Louis, Missouri
December 4, 1997


                                      Page 89